Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2021, with respect to the consolidated financial statements included in the Annual Report of Ondas Holdings Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Ondas Holdings Inc. on Form S-8 (File No. 333-237485) and Form S-3 (File No. 333-235373 and 333-252571).

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, NJ

March 8, 2021